Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION ANNOUNCES ACQUISITION

OF CANCUN HOTEL AND PLANNED CONVERSION TO BARCELO BRAND

MCLEAN, VA, April 18, 2005  –  Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today that it has acquired the 332-room Tucancun Beach Resort & Villas located in Cancun, Mexico, for approximately $31.0 million, plus customary closing adjustments, or approximately $93,400 per room. The Company purchased the hotel from a private seller based in Mexico. Barceló Hotels & Resorts, a global lodging company based in Spain, will manage the beachfront property as an all-inclusive resort under the Barceló brand name.

James L. Francis, Highland’s President and CEO, stated, “We are extremely excited about our acquisition of the Tucancun Beach Resort & Villas and the opportunity to strengthen our relationship with our global partner, Barceló Hotels & Resorts. This acquisition is our first in Mexico and is representative of our strategy to invest a portion of our capital in all-inclusive beachfront resorts outside of the United States. We believe that attractive pricing of this asset, along with Barceló’s ability to efficiently market and operate the resort, will help to generate significant current returns and create value over time for our shareholders.”

The Tucancun Beach Resort & Villas is centrally located within the Hotel Zone on Cancun Island, approximately twenty minutes from Cancun International Airport and downtown Cancun. The resort is also closely situated near two of Cancun’s premier shopping malls, which offer several luxury retail boutiques and upscale restaurants and bars. The resort complex consists of four multiple-story towers and villas situated on over 4.5 acres of fee-owned land, including approximately 600 feet of direct beachfront.

Approximately two-thirds of the 332 rooms have private terraces and ocean views and all guestrooms are finished with stone floors and bathrooms. On-site amenities include three pools (including a lounge pool), four restaurants, three lounges, on-site car rental and travel agencies, concierge services, aqua sports & dive services, fitness room, tennis court, business center and a 3,000 square-foot ballroom.

About the Companies:

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. With the acquisition of the Tucancun Beach Resort & Villas, the Company now owns 19 hotel properties with an aggregate of 5,475 rooms in ten states and Mexico. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Barceló Hotels & Resorts is a subsidiary of Barceló Corporación Empresarial, a privately-owned hotel ownership and management company based in Palma de Mallorca, Spain. Barceló Hotels & Resorts operates 130 hotels and resorts in 14 countries across four continents, including 36 properties in the United States through its wholly-owned subsidiary, Barceló Crestline Corporation. Additional information about Barceló Hotels & Resorts can be found on its website at www.barcelo.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.